EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Carter-Wallace, Inc.

We consent to incorporation by reference in the registration statement (No. 333-00499) on Form S-8 of Carter-Wallace, Inc. of our report dated May 18, 2001, relating to the consolidated balance sheets of Carter-Wallace, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of earnings, retained earnings and comprehensive earnings, and cash flows, for each of the years in the three-year period ended March 31, 2001, and related financial statement schedule which report appears in the March 31, 2001 Annual Report on Form 10-K of Carter-Wallace, Inc.



                                                   KPMG LLP



New York, New York
June 21, 2001